FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE TERMINATES DISCUSSIONS WITH GENERAL MOTORS
TO ACQUIRE SATURN

BLOOMFIELD HILLS, MI, September 30, 2009 – Penske Automotive Group, Inc. (NYSE: PAG) an international automotive retailer, today announced that it has terminated its discussions with General Motors Company (“GM”) to acquire the Saturn brand, citing concerns directly related to the future supply of vehicles beyond the supply period it had negotiated with GM.

Since announcing its discussions with GM on June 5, 2009, the company has been in the due diligence process to determine the feasibility of developing an independent distribution model for Saturn-branded products and service parts in the United States, including the sourcing of vehicles from GM and other potential suppliers. The company had negotiated a definitive agreement with GM to source vehicles on a contract-manufactured basis for a period of time. After this period, the company would have been required to source vehicles from another third party under a similar contract-manufacturing agreement.

Penske Automotive Group negotiated the terms and conditions of an agreement with another manufacturer; however, that agreement was rejected by that manufacturer’s board of directors. Without that agreement, the company has determined that the risks and uncertainties related to the availability of future products prohibit the company from moving forward with this transaction.

About Penske Automotive

Penske Automotive Group, Inc. (www.penskeautomotive.com) headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 17 states and Puerto Rico and 150 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly owned subsidiary smart USA Distributor LLC. smart USA supports 78 smart retail centers in the United States. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

Or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

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